EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                 For Additional Information
                                                      Contact:  Daniel Rooney
                                                              Chairman & CEO
                                                              (614) 486-0261
                                                              Robert Lentz
                                                              (614) 876-2000

                        SUPERCONDUCTIVE COMPONENTS, INC.
                       ANNOUNCES COMPLETION OF FINANCINGS

COLUMBUS, Ohio (July 1, 2003) Superconductive Components, Inc. (OTCBB: SCCI), today announced the completion of two private financing transactions on June 30, 2003, including the issuance of convertible promissory notes for $600,000 of cash and redemption of the Company's entire $129,770 obligation on its Series A redeemable convertible preferred stock.

Four present shareholders of the Company, including three adult children of Edward R. and Ingeborg V. Funk, the founders of the Company, and Windcom Investments SA (Lugano, Switzerland) invested $600,000 of new money in the Company. The holders of the Series A preferred stock, two adult children of Edward R. Funk, agreed to the redemption of the Series A preferred stock in exchange for convertible promissory notes in the aggregate amount of $129,770, which represented the face amount of the preferred plus accrued and unpaid dividends and interest.

The principal and interest on the $729,770 of new convertible promissory notes are payable June 30, 2006. If the Company completes an equity financing for at least $500,000 in the next year, the notes shall automatically convert to common stock at the same per share price as the equity financing, and thereafter the notes shall convert to common stock at the option of the holders at $2.00 per share. Interest on the notes will accrue at the bank prime rate. The notes are secured by liens on the Company's assets. The note holders were also granted an aggregate of 146,302 five year warrants to purchase shares of common stock of the Company at $1 per share, with 60,520 vested immediately and 87,782 vesting monthly over 36 months while the notes remain outstanding.

The Company used $100,000 of the note proceeds to pay off its bank line of credit which terminated on June 30, 2003, and plans to use approximately $300,000 to finance its move to a new leased facility and approximately $200,000 for general corporate purposes.

Dan Rooney, Chairman and Chief Executive Officer, commented, "We are pleased to complete these financings, which simplify our balance sheet and accelerate implementation of the Company's strategic plan. These funds will be used to support our growth and enable us to produce targets more effectively for the emerging lithium thin film battery market. SCI Engineered Materials, the sole operating unit of the Company, is a leader in the production of materials for lithium thin film batteries. Thin film batteries are expected to be used in a wide

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range of applications in the future. Currently, they are being evaluated for active RFID tags and smart cards. The Company plans to raise additional capital to respond to long-term opportunities in this market."

Superconductive Components, Inc. operates through SCI Engineered Materials and manufactures advanced ceramics such as superconductors, ferroelectric and optical materials for use in wire, cable, batteries, wireless and fiber optics systems. The Company also provides materials for thin film applications used in photovoltaics, electronic switches, hardness and decorative coatings. The Company is a global materials supplier with clients in more than 40 countries. Additional information is available at http://www.sciengineeredmaterials.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and specifically include statements regarding use of the funds for working capital to support the Company's growth and move to a new manufacturing facility later this year, accelerated implementation of the Company's strategic plan, the more effective production of targets for the emerging thin film battery market, expected use of thin film batteries in a wide range of applications in the future, evaluation of thin film batteries in active RFID tags and smart cards, and the Company's plans to raise additional capital to respond to long-term opportunities in the thin film battery market (paragraphs 4 and 5). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the availability of a new leased facility and the ability to move to such facility at the anticipated cost, the development of the thin film battery market, the impact of competitive products and services, the ability to adapt to technological changes, the availability of capital, and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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